Exhibit 99.1

Tecnoglass Reports Record Third Quarter 2024 Results

- Record Revenue of $238.3 Million, Up 13.1% Year-Over-Year Driven Entirely by Organic Growth -

- Single-Family Residential Revenue increased to a Record $109.7 Million, Up 25.0% Year-Over-Year -

- Gross Margin of 45.8%, Up 290 Basis Points Year-Over-Year -

- Net Income of $49.5 Million, or $1.05 Per Diluted Share -

- Adjusted Net Income1 of $50.9 Million, or $1.08 Per Diluted Share -

- Adjusted EBITDA1 of $81.4 Million, Up 14.2% Year-Over-Year, Representing 34.2% of Total Revenues -

- Strong Cash Flow from Operations of $41.5 Million -

- Record Low Net Leverage Ratio of 0.01x at Quarter End -

- Backlog Expands Year-Over-Year for the 30th Consecutive Quarter to a Record $1.04 Billion -

- Board Approves 36% Increase in Quarterly Dividend, Expands Share Repurchase Program to $100 Million, Concludes Review of Strategic Alternatives and Affirms Commitment to Value Creation Strategy -

- Strengthens Full Year 2024 Guidance Range -

Miami, FL – November 7, 2024 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading producer of high-end aluminum and vinyl windows and architectural glass for the global residential and commercial end markets, today reported financial results for the third quarter ended September 30, 2024.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “Our third quarter 2024 results once again demonstrate our ability to outperform in challenging market conditions, particularly in our single-family residential business. Our vertically integrated model continues to be a key differentiator, enabling us to control costs and swiftly adapt to market dynamics. Investments in automation and advanced manufacturing are yielding significant returns, enhancing our operational efficiency and capacity to meet growing demand for our innovative products. These factors drove strong gross profit and Adjusted EBITDA growth this quarter. Record backlog in our multi-family/commercial segment, coupled with October’s record total invoicing, supports our strengthened 2024 outlook. This all-around solid performance was accentuated by another quarter of strong cash flow. Our ability to consistently outperform our market reinforces our expectation to capitalize on long-term growth opportunities in both residential and commercial markets, backed by our strong balance sheet and cash generation capabilities.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “The third quarter saw another period of record performance, underscoring the strength of our business model in complex market conditions. Demand for our innovative, high-performance products remained strong across key end markets. We’re encouraged by robust quoting and bidding activity for commercial projects, supporting our record backlog of $1.04 billion at quarter-end. Our vertically integrated platform ensures a high level of quality, leverages operating efficiencies, and enables quick adaptation to shifts in end market demand. Overall, we remain focused on leveraging our vertically-integrated operations to drive share gains and geographic diversification in 2024 and beyond.”

Third Quarter 2024 Results

Total revenues for the third quarter of 2024 increased 13.1% to $238.3 million, the highest revenue quarter in the Company´s history, compared to $210.7 million in the prior year quarter. Single-family residential revenues increased 25.0% year-over-year to record levels, reflecting improving market trends and the invoicing of orders placed ahead of the June 30th expiration of the Florida sales tax waiver. Multi-family/commercial revenues grew 4.6% year-over-year to near record levels. Changes in foreign currency exchange rates had an adverse impact of $0.1 million on total revenues in the quarter.

Gross profit for the third quarter of 2024 was $109.2 million, representing a 45.8% gross margin, compared to gross profit of $90.5 million, representing a 43.0% gross margin, in the prior year quarter. The year-over-year change in gross margin reflected the benefits from stronger pricing, stable raw material costs, favorable product mix and steady foreign exchange rates.

Selling, general and administrative expense (“SG&A”) was $41.5 million for the third quarter of 2024 compared to $29.5 million in the prior year quarter, with the increase primarily attributable to higher transportation and commission expenses associated with the revenue growth in the quarter, higher personnel expenses given overall salary adjustments that took place at the beginning of the year, and certain non-recurring expenses related to the Company’s previously announced strategic review. Additional costs were incurred from aluminum tariffs on select products, which were largely being passed through to customers and which were subsequently eliminated by the International Trade Commission based on a determination made on October 31st. As a percent of total revenues, SG&A was 17.4% for the third quarter of 2024 compared to 14.0% in the prior year quarter, primarily due to the aforementioned factors.

Net income was $49.5 million, or $1.05 per diluted share, in the third quarter of 2024 compared to net income of $46.1 million, or $0.96 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction gain of $0.9 million in the third quarter of 2024 and a $1.1 million gain in the third quarter of 2023. These non-cash gains are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $50.9 million, or $1.08 per diluted share, in the third quarter of 2024 compared to adjusted net income of $46.6 million, or $0.98 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $81.4 million, or 34.2% of total revenues, in the third quarter of 2024, compared to $71.3 million, or 33.8% of total revenues, in the prior year quarter. The improvement was driven by higher revenues and improved gross margins. Adjusted EBITDA1 included a $2.1 million contribution from the Company’s joint venture with Saint-Gobain, compared to $0.4 million in the prior year quarter.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the third quarter of 2024 was $41.5 million, primarily driven by increased profitability on higher revenues and efficient working capital management. Capital expenditures of $23.7 million in the quarter included scheduled payments on previous investments and a payment for the Miami headquarters and the associated flagship showroom.

During the quarter, the Company returned capital to shareholders through the payment of $5.2 million in cash dividends. During the quarter, the Company made a $17.5 million voluntary prepayment to its syndicate term loan facility. The Company ended the quarter with approximately $26.5 million remaining under the current share repurchasing program.

The Company ended the third quarter of 2024 with total liquidity of approximately $290.0 million, including $122.1 million of cash and cash equivalents and $170.0 million of availability under its revolving credit facilities. Net debt leverage was a record low of 0.01x net debt to LTM Adjusted EBITDA1, down from 0.2x in the prior year quarter. Given continued strong cash generation, the Company expects to achieve a net cash position by year end.

Board Concludes Review of Strategic Alternatives and Affirms Commitment to Value Creation Strategy

After careful evaluation, the Board has determined that the best path forward is to continue implementing our ongoing business strategy. We believe that maximizing value for all shareholders requires adherence to the Company’s proven business model, which has consistently delivered industry-leading returns and enabled above-market growth through organic market share gains. The Company remains focused on leveraging its core strengths, its vertically integrated operations, strategic geographic positioning, and innovative product portfolio which have driven its exceptional track record of growth and profitability.

The Company will continue to pursue multiple avenues for growth, including expanding its vinyl window business, strengthening its presence in key markets through a growing network of showrooms, and capitalizing on the strong demand experienced in both its residential and commercial end markets. With its recently completed facility enhancements, strong balance sheet, and record backlog providing visibility well into 2025, the Company is well-positioned to continue delivering above-market growth while maintaining industry-leading margins and generating robust cash flow.

The Company remains confident in its ability to create substantial value for shareholders through organic growth initiatives and operational excellence, supported by favorable demographic trends in key markets and a proven ability to gain market share even in challenging environments. The Board remains focused on returning capital to shareholders, backed by the announcement of a 36% increase in the Company’s quarterly dividend to $0.15 per share, along with the expansion of the Company’s share repurchase authorization to $100.0 million to execute during opportunistic times. These actions reflect the Board’s confidence in continued cash flow generation capabilities, prudent balance sheet management, and a commitment to delivering superior returns to shareholders while maintaining ample financial flexibility to execute on our growth initiatives. Management will have discretion in the repurchase of common shares, including the timing and amount to be repurchased.

Full Year 2024 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “Based on our strong execution through the first nine months of 2024 and the visibility provided by our record backlog, we are updating our full year 2024 outlook. We now expect full year revenues to be in the range of $880 million to $900 million, representing growth of approximately 7% at the midpoint of the range. Additionally, we are updating our Adjusted EBITDA¹ target to a range of $270 million to $280 million. The implied Adjusted EBITDA¹ margin of 31% at the midpoint assumes a full year gross margin in the low to mid 40% range, along with continued strong cash flow generation. This outlook reflects our expected tailwinds from continued single-family residential growth through geographic expansion, the ramp up of deliveries of our vinyl windows, timely execution of our multi-family/commercial backlog, and the ongoing benefits of our vertically integrated operations. We remain confident in our ability to drive further value creation through market share gains and operational excellence in 2024.”

Webcast and Conference Call

Management will host a webcast and conference call on November 7, 2024, at 10:00 a.m. Eastern time to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-844-826-3035 (domestic) or 1-412-317-5195 (international). Upon dialing in, please request to join the Tecnoglass Third Quarter 2024 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and entering passcode: 10192850.

About Tecnoglass

Tecnoglass Inc. is a leading producer of high-end aluminum and vinyl windows and architectural glass serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 5.6 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for 95% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$122,090	$129,508
Investments	2,688	2,907
Trade accounts receivable, net	208,980	166,498
Due from related parties	1,769	1,387
Inventories	142,942	159,070
Contract assets – current portion	19,330	17,800
Other current assets	49,036	58,590
Total current assets	$546,835	$535,760
Long-term assets:
Property, plant and equipment, net	$341,469	$324,591
Deferred income taxes	283	169
Contract assets – non-current	12,968	8,797
Intangible assets	3,882	3,475
Goodwill	23,561	23,561
Long-term investments	61,544	60,570
Other long-term assets	5,731	5,794
Total long-term assets	449,438	426,957
Total assets	$996,273	$962,717
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$1,819	$7,002
Trade accounts payable and accrued expenses	99,569	82,784
Due to related parties	7,354	7,498
Dividends payable	5,198	4,265
Contract liability – current portion	94,848	72,543
Other current liabilities	38,533	61,794
Total current liabilities	$247,321	$235,886
Long-term liabilities:
Deferred income taxes	$12,808	$15,793
Contract liability – non-current	-	14
Long-term debt	122,837	163,004
Total long-term liabilities	135,645	178,811
Total liabilities	$382,966	$414,697
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 46,996,408 and 46,996,708 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	5	5
Legal Reserves	1,458	1,458
Additional paid-in capital	192,369	192,385
Retained earnings	498,821	400,035
Accumulated other comprehensive loss	(79,346)	(45,863)
Total shareholders’ equity	613,307	548,020
Total liabilities and shareholders’ equity	$996,273	$962,717

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Operating revenues:
External customers	$237,439	$210,268	$648,456	$637,362
Related parties	888	475	2,152	1,300
Total operating revenues	238,327	210,743	650,608	638,662
Cost of sales	(129,094)	(120,216)	(377,138)	(330,710)
Gross profit	109,233	90,527	273,470	307,952
Operating expenses:
Selling expense	(23,190)	(15,724)	(60,773)	(52,531)
General and administrative expense	(18,348)	(13,791)	(52,846)	(46,228)
Total operating expenses	(41,538)	(29,515)	(113,619)	(98,759)
Operating income	67,695	61,012	159,851	209,193
Non-operating income, net	1,365	605	5,176	3,517
Equity method income	1,394	1,108	3,677	3,676
Foreign currency transactions gains (loss)	870	1,142	(4,858)	931
Interest expense and deferred cost of financing	(1,811)	(2,325)	(5,923)	(6,919)
Income before taxes	69,513	61,542	157,923	210,398
Income tax provision	(19,978)	(15,447)	(43,630)	(63,366)
Net income	$49,535	$46,095	$114,293	$147,032
Income attributable to non-controlling interest	-	(232)	-	(489)
Income attributable to parent	$49,535	$45,863	$114,293	$146,543
Basic income per share	$1.05	$0.96	$2.43	$3.08
Diluted income per share	$1.05	0.96	$2.43	$3.08
Basic weighted average common shares outstanding	46,996,554	47,599,339	46,996,655	47,649,037
Diluted weighted average common shares outstanding	46,996,554	47,599,339	46,996,655	47,649,037
Other comprehensive income:
Foreign currency translation adjustments	(2,657)	8,227	(30,948)	43,276
Change in fair value of derivative contracts	(3,229)	601	(2,535)	587
Other comprehensive income	(5,886)	8,828	(33,483)	43,863
Comprehensive income	$43,649	$54,923	$80,810	$190,895
Comprehensive income attributable to non-controlling interest	-	(232)	-	(489)
Comprehensive income attributable to parent	$43,649	$54,691	$80,810	$190,406

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$114,293	$147,032
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	714	2,537
Depreciation and amortization	19,730	15,841
Deferred income taxes	(992)	7,565
Equity method income	(3,677)	(3,676)
Deferred cost of financing	938	929
Other non-cash adjustments	113	157
Unrealized currency translation loss (gains)	3,045	(23,280)
Changes in operating assets and liabilities:
Trade accounts receivable	(38,789)	(10,351)
Inventories	2,680	(15,271)
Prepaid expenses	(2,930)	(2,028)
Other assets	5,050	(25,535)
Trade accounts payable and accrued expenses	10,063	8,371
Taxes payable	(22,179)	(21,670)
Labor liabilities	2,949	2,425
Other liabilities	11	245
Contract assets and liabilities	15,921	13,066
Related parties	2,466	(1,871)
CASH PROVIDED BY OPERATING ACTIVITIES	$109,406	$94,486

CASH FLOWS FROM INVESTING ACTIVITIES
Dividends received	2,703	-
Purchase of investments	(316)	(303)
Acquisition of property and equipment	(53,873)	(62,194)
CASH USED IN INVESTING ACTIVITIES	$(51,486)	$(62,497)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(14,575)	(12,158)
Non-controlling interest purchase	(2,500)	-
Stock buyback	(16)	(8,882)
Proceeds from debt	2,657	109
Repayments of debt	(48,966)	-
CASH USED IN FINANCING ACTIVITIES	$(63,400)	$(20,931)

Effect of exchange rate changes on cash and cash equivalents	$(1,936)	$4,243

NET (DECREASE) INCREASE IN CASH	(7,418)	15,301
CASH - Beginning of period	129,508	103,672
CASH - End of period	$122,090	$118,973

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$8,049	$8,543
Income Tax	$77,953	$94,914

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired under credit or debt	$5,571	$11,626

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended
	September 30,
	2024	2023	% Change
Revenues by Region
United States	228,198	200,347	13.9%
Colombia	5,474	7,218	-24.2%
Other Countries	4,654	3,178	46.4%
Total Revenues by Region	238,327	210,743	13.1%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral, which are not performance measures under generally accepted accounting principles (“GAAP”), may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. Management uses such performance measures in managing and evaluating the Company’s business. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended
	September 30,
	2024	2023	% Change

Total Revenues with Foreign Currency Held Neutral	238,388	210,743	13.1%
Impact of changes in foreign currency	(61)	-
Total Revenues, As Reported	238,327	210,743	13.1%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data) / (Unaudited)

Adjusted EBITDA and adjusted net (loss) income are non-GAAP performance measures. Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. Items excluded to arrive at forward-looking non-GAAP measures may have a significant, and potentially unpredictable, impact on our future GAAP results.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Nine months ended
	Sep 30,		Sep 30,
	2024	2023	2024	2023

Net (loss) income	49,535	46,095	114,293	147,032
Less: Income (loss) attributable to non-controlling interest	-	(232)	-	(489)
(Loss) Income attributable to parent	49,535	45,863	114,293	146,543
Foreign currency transactions losses (gains)	(870)	(1,142)	4,858	(931)
Provision for bad debt	439	638	714	2,537
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	1,449	1,800	3,088	5,599
Joint Venture VA (Saint Gobain) adjustments	924	(234)	3,146	158
Tax impact of adjustments at statutory rate	(621)	(340)	(3,778)	(2,356)
Adjusted net (loss) income	50,856	46,585	122,321	151,550

Basic income (loss) per share	1.05	0.96	2.43	3.08
Diluted income (loss) per share	1.05	0.96	2.43	3.08
Diluted Adjusted net income (loss) per share	1.08	0.98	2.60	3.18

Diluted Weighted Average Common Shares Outstanding in thousands	46,997	47,599	46,997	47,649
Basic weighted average common shares outstanding in thousands	46,997	47,599	46,997	47,649
Diluted weighted average common shares outstanding in thousands	46,997	47,599	46,997	47,649

	Three months ended		Nine months ended
	Sep 30,		Sep 30,
	2024	2023	2024	2023

Net (loss) income	49,535	46,095	114,293	147,032
Less: Income (loss) attributable to non-controlling interest	-	(232)	-	(489)
(Loss) Income attributable to parent	49,535	45,863	114,293	146,543
Interest expense and deferred cost of financing	1,742	2,325	5,854	6,919
Income tax (benefit) provision	19,978	15,447	43,630	63,366
Depreciation & amortization	6,951	5,927	19,730	15,841
Foreign currency transactions losses (gains)	(870)	(1,142)	4,858	(931)
Provision for bad debt	439	638	714	2,537
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	1,519	1,800	3,158	5,599
Joint Venture VA (Saint Gobain) EBITDA adjustments	2,145	436	4,367	2,264
Adjusted EBITDA	81,438	71,294	196,603	242,138